Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release together with Exhibits (“Agreement”) is made by and between VNUS Medical Technologies, Inc. (the “Company”), and Scott Cramer (“Employee”).
     WHEREAS, Employee was employed by the Company;
     WHEREAS, the Company and Employee have agreed that the Employee’s employment relationship with VNUS will end as of the Effective Date;
     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as “the Parties”) hereby agree as follows:
     1. Effective Date. The Parties agree that Employee’s employment ends as of April 6, 2007 (the “Effective Date”).
     2. Compensation. Employee understands that it is the Company’s position that it is not required to pay severance benefits to Employee. However, to assist Employee in transition to new employment, and in consideration for the promises below, the Company shall pay to Employee his current base salary as of the date of his separation for three (3) months, in accordance with the Company’s normal payroll practice, ending July 15, 2007. The severance shall be less appropriate deductions for federal and state withholding and other legally required deductions. Also, from April 6, 2007 through July 6, 2007, the Employee will make himself reasonably available by telephone or e-mail during normal business hours, as requested by the Company, to provide non-paid consulting services. Also, Employee is entitled to receive the bonus payment due to him for the first quarter of 2007, as calculated under Employee’s bonus plan, and payable by the Company on or before May 15, 2007.
     3. Benefits. VNUS Medical Technologies will continue current health benefits through April 2007. After that date, Employee shall have the right to convert his existing health insurance benefits to individual coverage pursuant to COBRA. The Company will pay for Employee’s COBRA premiums once the Company-paid coverage has ended, for the period of three (3) months. Information on this coverage will be provided to Employee in his exit package. All other benefits offered to Employee will cease as of the Effective Date. If Employee obtains new health insurance coverage prior to July 30, 2007, he must inform the Company in writing and his Company-paid COBRA coverage shall cease as of the date of his new coverage becoming effective.
     4. Company Common Stock. The Stock Agreements between Employee and the Company are fully incorporated into this Agreement. As of April 6, 2007, the Employee has a total of 58,229 vested and exercisable stock options. Vesting of stock options and restricted stock units will cease on the Effective Date. Employee will have ninety (90) days after the

Effective Date within which to exercise any vested options, which will expire 90 days after the Effective Date.
     5. Company Property. Employee agrees to return to VNUS Medical Technologies all building keys, pagers, company identification or passkey cards, printers, scanners, facsimile equipment or other VNUS Medical Technologies property in his possession or assigned to him by the Company by April 6, 2007. Employee agrees to return to the Company all computers assigned to him by the Company by July 13, 2007.
     6. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.
     7. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil

Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;
(e) any and all claims for violation of the federal, or any state, constitution;
(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g) any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.
     8. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least forty-five (45) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.
     9. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIS MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

     10. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     11. Confidentiality. Employee agrees in good faith to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Separation Information. Employees agree to take every precaution not to disclose Separation Information other than to those attorneys, accountants, governmental entities, family members of the Employee who have a reasonable need to know of such Settlement Information, or any other entity as required by law.
     12. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
     13. Non-Disparagement. The Parties agree to refrain from any defamation, libel or slander of the other party, including its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. Employee agrees to refrain from interference with the contracts and relationships of the Company, including its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.
     14. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement.
     15. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. Employee agrees to hereby waive his right to a jury trial as to matters arising out of the terms of this Agreement and any matters herein released. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.
     16. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.
     Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     17. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
     18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
     19. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company.
     20. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer of the Company.
     21. Governing Law. This Agreement shall be governed by the laws of the State of California.
     22. Effective Date. This Agreement is effective seven days after execution by both Parties.
     23. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     24. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
     (a) They have read this Agreement;
(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

     (c) They understand the terms and consequences of this Agreement and of the releases it contains;
     (d) They are fully aware of the legal and binding effect of this Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Scott Cramer, an individual

Dated: April 3, 2007	/s/ Scott Cramer

VNUS MEDICAL TECHNOLOGIES, INC.

Dated: April 3, 2007	By	/s/ Charlene Friedman

Charlene Friedman
Vice President, General Counsel,
And Corporate Secretary